For Immediate Release

November 18, 2024

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Announces Updates to its Build-To-Suit Development Funding Commitments and Participation at Nareit’s REITworld 2024 Annual Conference

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“Broadstone,” “BNL,” the “Company,” “we,” “our,” or “us”), today announced it has updated its pipeline of build-to-suit development commitments. Additionally, the Company announced that BNL’s CEO, John Moragne, CFO, Kevin Fennell, and Director of Corporate Finance and Investor Relations, Brent Maedl, will be participating in the Nariet REITworld 2024 Annual Conference in Las Vegas, NV, on November 19 and November 20, 2024.

DEVELOPMENT FUNDING COMMITMENTS

As of the date of this release, we have a total of $246.5 million in estimated build-to-suit development commitments to be funded through the second quarter of 2026. Since our October 30, 2024, release, in which we previously announced a total of $418.8 million remaining estimated build-to-suit development commitments, we were notified that a prospective tenant for a large build-to-suit transaction in our pipeline shifted its strategy in connection with an unanticipated change in its executive leadership, and determined not to proceed with certain initiatives, including our transaction.

“We are steadfast in our commitment to scaling a robust and resilient pipeline of build-to-suit developments as part of our core building blocks of growth,” said John Moragne, BNL’s Chief Executive Officer. “We are focused on laddering additional build-to-suit opportunities that provide visibility to embedded growth in future years while maintaining a strong appetite for accretive regular-way acquisitions to optimize near-term results and generate sustainable, long-term growth.”

As of today, the $246.5 million in total estimated build-to-suit commitments includes $125.4 million of commitments for developments that are actively under construction and $121.1 million in additional development commitments. The following table summarizes developments that are actively under construction:

(unaudited, in thousands)
Property	Property Type	Projected Rentable Square Feet	Start Date	Target Completion Date	Estimated Total Project Investment	Cumulative Investment at 11/18/2024	Estimated Remaining Funding Commitment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield[1]
Sierra Nevada (Dayton - OH)	Industrial	122	10/2024	12/2025	$58,563	$1,619	$56,944	7.6%	9.5%
Sierra Nevada (Dayton - OH)	Industrial	122	10/2024	5/2026	55,525	1,644	53,881	7.7%	9.7%
UNFI (Sarasota - FL)	Industrial	1,016	05/2023	Substantially Completed	204,833	190,239	14,594	7.2%	8.6%
Total		1,260			$318,921	$193,502	$125,419

1 Represents the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.

As of the date of this release, we have an aggregate of $264.4 million in total investment commitments, which is comprised of the aforementioned $246.5 million in total remaining estimated build-to-suit developments, $9.9 million of acquisitions under control, and $8.0 million of commitments to fund revenue generating capital expenditures with existing tenants.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of September 30, 2024, BNL’s diversified portfolio consisted of 773 individual net leased commercial properties with 766 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, restaurant, retail, healthcare, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2024 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 22, 2024, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.